UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 20, 2017

INTREorg Systems, Inc.
(Exact name of registrant as specified in its charter)

Texas	000-53262	45-0526215
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

2600 E. Southlake Blvd., Suite 120-366
Southlake, TX		76092
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		Phone: 817-491-8611

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 20, 2017, INTREorg Systems, Inc. and David M. Beach entered into an Executive Employment Agreement. See Item 5.02 below.

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The board of directors of INTREorg Systems, Inc. approved and appointed David M. Beach, age 43, to serve as Chief Executive Officer, President, and a director.

Mr. Beach is senior corporate executive, bringing experience in public companies, capital markets, and investment banking. From April 2015 through November 2016, Mr. Beach was a Managing Director of Energy Merchant Banking at Lampert Capital Markets in New York. Before Lampert Capital, from December 2011 to February 2015, Mr. Beach was the Chief Executive Officer and Founder of BCM Energy Partners, Inc. From April 2006 to October 2010, he served as Executive Vice President of Capital Markets Group at Emerson Equity, LLC and also as an advisor to privately held corporate clients of Emerson, where he excelled in identifying solutions to distressed situations. Prior to Emerson, Mr. Beach served as a Managing Director of Investments at Spencer Clarke LLC in New York from February 2005 through April 2006 and a director in a managed futures fund in 2004 with key roles in developing international partnerships and clients. Mr. Beach attended Louisiana State University in Baton Rouge, LA.

In connection with his appointment as a director, we entered into an Executive Employment Agreement with Mr. Beach, for a term of three years starting April 1, 2017. Pursuant to the employment agreement, Mr. Beach will receive a monthly salary of $15,000 and stock options. A copy of the employment agreement is attached as Exhibit 10.18.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is filed as an exhibit to this report:

Exhibit Number*	Title of Document	Location

Item 10	Material Contracts
10.18	Executive Employment Agreement between INTREorg Systems, Inc. and David M. Beach, signed April 20, 2017	Attached

_______________

* All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREorg Systems, INC.

Dated: April 20, 2017	By:	/s/ Thomas E. Lindholm
Thomas E. Lindholm
Executive Director

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